Exhibit 99.1

CONTACT: Investor Relations Corporate Communications
404-715-2170 404-715-2554
InvestorRelations@delta.com Media@delta.com

Delta Air Lines Announces December Quarter and Full Year 2025 Financial Results

2025 financial performance extends industry leadership and reflects durability

Record revenue in December quarter and full year with a double-digit return on invested capital

Accelerating momentum with 2026 earnings expected to grow 20 percent year-over-year

Strong fundamentals support March quarter revenue growth outlook of 5 to 7 percent over prior year

ATLANTA, January 13, 2026 – Delta Air Lines (NYSE: DAL) today reported financial results for the December quarter and full year 2025 and provided its outlook for the March quarter and full year 2026. Highlights of the December quarter and full year 2025, including both GAAP and adjusted metrics, are on page six and incorporated here.

“The Delta team delivered a strong close to our Centennial year, demonstrating the differentiation and durability we’ve built. Our industry-leading performance delivered for our customers and our employees, while creating value for our owners, consistent with our long-term financial framework. We generated $5 billion of pre-tax profit with a double-digit operating margin and record free cash flow of $4.6 billion, all while navigating a challenging environment. These results would not be possible without the exceptional efforts of our people and I look forward to celebrating our team next month with $1.3 billion of well-earned profit sharing," said Ed Bastian, Delta’s chief executive officer.

"2026 is off to a strong start with top-line growth accelerating on consumer and corporate demand. For the full year, we expect to deliver margin expansion and earnings growth of 20 percent year-over-year."

December Quarter 2025 GAAP Financial Results

•Operating revenue of $16.0 billion
•Operating income of $1.5 billion with an operating margin of 9.2 percent
•Pre-tax income of $1.5 billion with a pre-tax margin of 9.5 percent
•Earnings per share of $1.86
•Operating cash flow of $2.3 billion

December Quarter 2025 Non-GAAP Financial Results

•Operating revenue of $14.6 billion
•Operating income of $1.5 billion with an operating margin of 10.1 percent
•Pre-tax income of $1.3 billion with a pre-tax margin of 9.0 percent
•Earnings per share of $1.55
•Operating cash flow of $2.2 billion

Full Year 2025 GAAP Financial Results

•Operating revenue of $63.4 billion
•Operating income of $5.8 billion with an operating margin of 9.2 percent
•Pre-tax income of $6.2 billion with a pre-tax margin of 9.8 percent
•Earnings per share of $7.66
•Operating cash flow of $8.3 billion
•Payments on debt and finance lease obligations of $4.8 billion
•Total debt and finance lease obligations of $14.1 billion at year end

Full Year 2025 Non-GAAP Financial Results

•Operating revenue of $58.3 billion
•Operating income of $5.8 billion with an operating margin of 10.0 percent
•Pre-tax income of $5.0 billion with a pre-tax margin of 8.5 percent
•Earnings per share of $5.82
•Operating cash flow of $8.3 billion
•Free cash flow of $4.6 billion
•Adjusted debt to EBITDAR of 2.4x
•Return on invested capital of 12.0 percent

Financial Guidance1

	FY 2026	Long-Term Targets[3]
Earnings Per Share	$6.50 - $7.50	n/a
Earnings Per Share YoY	20% at mid-point	10% average
Free Cash Flow ($B)	$3 - $4	$3 - $5
Gross Leverage[2]	Approx. 2x	1x

1Q26
Total Revenue YoY	Up 5% - 7%
Operating Margin	4.5% - 6%
Earnings Per Share	$0.50 - $0.90

[1]Non-GAAP measures; Refer to Non-GAAP reconciliations for historical comparison figures
[2]Adjusted debt to EBITDAR
[3]Introduced at November 2024 Investor Day

For the full year and March quarter 2026, Delta expects non-fuel unit cost growth in line with its long-term financial framework of up low-single digits year-over-year. As outlined in the Supplemental Information found under Quarterly Results on ir.delta.com, the company is providing additional detail on its third-party Maintenance, Repair and Overhaul (MRO) business, including revenue and costs. Given its growth profile, MRO is being separated from the non-fuel unit cost metric, preserving visibility into Delta's core airline cost trends.

Revenue Environment and Outlook

"Delta generated record revenue of $58.3 billion while sustaining a unit revenue premium relative to the industry of nearly 115 percent. High-margin, diversified revenue streams grew high-single digits over prior year and reached 60 percent of total revenue, reflecting the power of Delta’s brand, growing demand for our premium products and the success of our integrated commercial and customer strategy," said Glen Hauenstein, Delta's president.

"Since the start of this year, cash sales trends have accelerated on top of last year’s strong performance, with momentum across the booking curve and all geographies. We expect March quarter revenue to grow 5 percent to 7 percent year-over-year, several points ahead of capacity growth."

•Record full year and December quarter revenue: For the full year, Delta delivered record revenue that increased 2.3 percent over 2024, on 3 percent capacity growth. In the December quarter, Delta grew revenue by 1.2 percent year-over-year on 1.3 percent capacity growth and flat adjusted total unit revenue (TRASM). December quarter revenue growth was impacted by about 2 points from the government shutdown, largely in Domestic, consistent with the company’s disclosure in early December.
•Diverse, high-margin revenue streams led growth: In 2025, Delta’s diversified revenue streams grew 7 percent over 2024, representing 60 percent of total revenue for the full year. Premium revenue grew 7 percent year-over-year, while Cargo revenue increased 9 percent and MRO revenue grew 25 percent. Total loyalty revenue improved by 6 percent year-over-year. In the December quarter, diverse revenue streams led growth, up high-single digits over prior year, consistent with the full year.
•Strong co-brand credit card performance reflects growing brand preference: American Express remuneration in 2025 grew 11 percent to $8.2 billion, driven by double-digit growth in co-brand spend in each quarter of the year. Card acquisition momentum continued, with more than 1 million acquisitions for the fourth consecutive year.
•International shows sequential improvement: International performance improved significantly from the September quarter, with year-over-year unit revenue growth improving 5 points, driven by Transatlantic and Pacific. For the full year, Delta achieved a top-three year for international profitability.
•Corporate sales* improved across all sectors in the December quarter: Corporate sales were up high-single digits over prior year in the December quarter, similar to the September quarter. Growth was broad-based, with every sector growing compared to the December quarter of 2024, led by the Banking, Consumer Services and Media sectors. Recent corporate survey results indicate that nearly 90 percent of companies expect their travel volume to increase or remain steady in 2026.
*Corporate sales represent the revenue from tickets sold to corporate contracted customers, including tickets for travel during and beyond the referenced time period

Cost Performance and Outlook

"With disciplined execution, we delivered non‑fuel unit cost growth of 2 percent in 2025, in line with our long‑term target of low-single digit growth," said Dan Janki, Delta's chief financial officer. "Looking ahead to 2026, we expect another year of cost performance aligned to our long-term framework on capacity growth of approximately 3 percent, as we continue to drive efficiencies while investing in our people and the customer experience."

December Quarter 2025 Cost Performance

•Operating expense of $14.5 billion and adjusted operating expense of $13.1 billion
•Adjusted non-fuel costs of $10.4 billion
•Non-fuel CASM was 14.27¢, an increase of 4.0 percent year-over-year
•Adjusted fuel expense of $2.4 billion was down 1 percent year-over-year
•Adjusted fuel price of $2.28 per gallon decreased 3 percent year-over-year with a refinery benefit of 11¢ per gallon

Full Year 2025 Cost Performance

•Operating expense of $57.5 billion and adjusted operating expense of $52.5 billion
•Adjusted non-fuel costs of $41.3 billion
•Non-fuel CASM was 2.4 percent higher year-over-year
•Adjusted fuel expense of $9.8 billion was down 7 percent year-over-year
•Adjusted fuel price of $2.30 per gallon declined 10 percent year-over-year with a refinery benefit of 4¢ per gallon
•Fuel efficiency, defined as gallons per 1,000 ASMs, was 14.3

Balance Sheet, Cash and Liquidity

"After reinvesting $4.3 billion in the business in 2025, Delta generated $4.6 billion of free cash flow. Strong cash generation enabled continued debt paydown, improving gross leverage to 2.4x. We closed the year with adjusted net debt of approximately $14 billion and unencumbered assets of $35 billion, positioning Delta with the strongest balance sheet and the highest credit quality in our history," Janki said. "In 2026, strong earnings growth will enable higher operating cash flow, supporting $5.5 billion of expected reinvestment and an outlook for free cash flow of $3 to $4 billion."

•Adjusted net debt of $14.3 billion at December quarter end, a reduction of $3.7 billion from the end of 2024
•Payments on debt and finance lease obligations for the December quarter of $895 million
•Weighted average interest rate of 4.3 percent with 95 percent fixed rate debt and 5 percent variable rate debt
•Adjusted operating cash flow in the December quarter of $2.2 billion, and with gross capital expenditures of $877 million, free cash flow was $1.8 billion
•Air Traffic Liability ended the quarter at $7.2 billion
•Liquidity* of $7.4 billion at quarter-end, including $3.1 billion in undrawn revolver capacity
*Includes cash and cash equivalents, short-term investments and undrawn revolving credit facilities

Fleet Update

Today, Delta announced it reached an agreement with Boeing to purchase thirty 787-10 widebody aircraft, with options for an additional thirty. Deliveries of the aircraft are scheduled to begin in 2031. In addition to improved fuel efficiency, these aircraft will deliver superior economics and extend our long haul capabilities. This order represents the next step in Delta’s international evolution, broadening its global reach and building on a strong foundation for international growth supported by Delta’s industry-leading Domestic network and joint venture partnerships in every region of the world. Delta also entered into an agreement with engine manufacturer GE Aerospace to service the GEnx engines selected for the aircraft.

“Delta is building the fleet for the future, enhancing the customer experience, driving operational improvements and providing steady replacements for less efficient, older aircraft in the decade to come,” said Ed Bastian, Delta’s chief executive officer. “Most importantly, these aircraft will be operated by the best aviation professionals in the industry, providing Delta’s welcoming, elevated and caring service to travelers worldwide.”

December Quarter and Full Year 2025 Highlights

Operations, Network and Fleet
•Named most on-time airline in the U.S. for the fifth year in a row by Cirium with leading on-time arrival performance, recognizing Delta's commitment to operational excellence
•Operated the most reliable airline among our network competitors in 2025, leading in all key metrics, including completion factor and on-time departures and arrivals1
•Took delivery of 7 aircraft in the December quarter, bringing full year aircraft deliveries to 38, including A321neo, A220-300 and A350-900 aircraft
•Announced nonstop service from ATL to Riyadh, Saudi Arabia starting October 2026
•Began non-stop service from ATL to Marrakech, Morocco, increasing our non-stop service to Africa to an industry-leading six destinations

Culture and People
•Delta people earned $1.3 billion in profit sharing to be paid out in February, and $67 million in Shared Rewards for the year, recognizing the outstanding performance of Delta’s 100,000+ employees
•Named No. 2 on the Forbes 2025 list of the World's Best Employers, up from No. 6 in 2024 and the only U.S. airline to rank in the top 100
•Ranked No. 15 on the Fortune 100 Best Companies to Work For list, the only airline on the list
•Strengthened Delta TechOps MRO leadership team by hiring Marc Meredith as Chief Commercial Officer of Delta TechOps, bringing over a decade of aviation aftermarket experience from Pratt & Whitney
•Named one of the 2025 Fortune Best Workplaces for Women, the only airline to make the list
•Recognized by PEOPLE magazine as No. 3 on the 2025 PEOPLE Companies That Care List
•Hosted “Breast Cancer One” charter for the 19th year, bringing together 150 employees who have battled breast cancer and highlighting Delta’s 20-year partnership with the Breast Cancer Research Foundation
•Delta TechOps and Delta’s Veterans Business Resource Group hosted Delta’s 14th annual Veterans Day Celebration, a two-day event to celebrate and honor the 11,000 veteran employees at Delta
•Partnered with Marine Toys for Tots for the 21st annual TechOps Bike Drive in December and presented them with a record 2,123 bikes and over 3,000 toys

Customer Experience and Loyalty
•Named No. 1 for business travelers for the 15th consecutive year by Business Travel News and ranked No. 1 across all eleven categories, highlighting Delta’s best-in-class experience for corporate customers
•Named the Best U.S. Airline for 2025 in Forbes Travel Guide’s Verified Travel Awards for the second consecutive year, winning Best U.S. First Class, Best U.S. Business Class, Best U.S. Airline Lounge and Best Airline App
•Ranked No. 10 on the Forbes Most Trusted Companies in America list, the highest ranked airline
•Surpassed 1,100 aircraft equipped with fast, free Wi-Fi for SkyMiles members, with the entire fleet expected to be completed this year, leading the industry
•Expanded Delta One Check-Ins to every U.S. hub offering Delta One service, an exclusive space for customers to check in for their flight and check their bags
•In partnership with Uber, launched a new airport drop-off at LGA and ATL, designed to elevate the customer experience while reducing congestion
•Over 1.5 million SkyMiles members have linked their accounts with Uber since the partnership launched in April, exceeding expectations
•Launched Delta Concierge (beta), an AI-powered assistant in the Fly Delta app designed to deliver real-time, personalized support to SkyMiles Members
•Opened the second largest Sky Club in Delta’s network at Salt Lake City International Airport, spanning 34,000 square feet in the newly expanded Concourse B with seating for 600 guests
•Unveiled Distinctly Delta, a new Uniform collection for ACS, IFS and TechOps uniformed employees
•Teamed up with globally renowned chef and humanitarian, José Andrés, bringing a taste of Spain to Delta One and elevating meal options provided onboard

Environmental Sustainability
•Increased Sustainable Aviation Fuel (SAF) usage through collaboration with partners including the Minnesota SAF Hub, Shell Aviation, Montana Renewables and the Port of Portland
•Finalized split-scimitar winglet upgrades on the 737-800 fleet, improving fuel efficiency
•Completed flight trials in partnership with Airbus on their fello’fly project, which can reduce fuel consumption up to 5 percent

1FlightStats preliminary data for Delta flights system wide and Delta's network peers (AA, UA, and DL) from Jan 1 - Dec 31, 2025. On-time is defined as A0

December Quarter and Full Year 2025 Results

December quarter and full year results have been adjusted primarily for third-party refinery sales and gains/losses on investments as described in the reconciliations in Note A.

	GAAP		Adjusted		GAAP		Adjusted
($ in millions except per share and unit costs)	4Q25	4Q24	4Q25	4Q24	FY25	FY24	FY25	FY24
Operating income	1,467	1,717	1,470	1,735	5,822	5,995	5,804	6,016
Operating margin	9.2%	11.0%	10.1%	12.0%	9.2%	9.7%	10.0%	10.6%
Pre-tax income	1,513	1,201	1,311	1,566	6,185	4,658	4,981	5,201
Pre-tax margin	9.5%	7.7%	9.0%	10.8%	9.8%	7.6%	8.5%	9.1%
Net income	1,219	843	1,015	1,203	5,005	3,457	3,802	3,990
Diluted earnings per share	1.86	1.29	1.55	1.85	7.66	5.33	5.82	6.16
Operating revenue	16,003	15,559	14,606	14,437	63,364	61,643	58,287	57,001
Total revenue per available seat mile (TRASM) (cents)	21.94	21.60	20.02	20.04	21.26	21.37	19.56	19.76
Operating expense	14,536	13,842	13,135	12,702	57,542	55,648	52,483	50,985
Cost per available seat mile (CASM) (cents)	19.93	19.22	14.27	13.72	19.31	19.30	13.86	13.54
Fuel expense	2,380	2,409	2,377	2,391	9,819	10,566	9,836	10,544
Average fuel price per gallon	2.28	2.36	2.28	2.34	2.30	2.57	2.30	2.56
Operating cash flow	2,260	1,894	2,211	1,782	8,342	8,025	8,316	7,994
Capital expenditures	908	1,310	877	1,238	4,499	5,140	4,333	4,834
Total debt and finance lease obligations	14,113	16,194			14,113	16,194
Adjusted net debt			14,300	17,980			14,300	17,980

About Delta Air Lines Through exceptional service and the power of innovation, Delta Air Lines (NYSE: DAL) never stops looking for ways to make every trip feel tailored to every customer.

There are 100,000 Delta people leading the way to deliver a world-class customer experience on up to 5,500 daily Delta and Delta Connection flights to more than 300 destinations on six continents, connecting people to places and to each other.

Delta served more than 200 million customers in 2025 – safely, reliably and with industry-leading customer service innovation – and was recognized by J.D. Power in 2025 year for being No. 1 in Premium Economy Passenger Satisfaction. The airline also was recognized as the top U.S. airline by the Wall Street Journal and as North America’s most on-time airline in 2025 from Cirium.

We remain committed to ensuring that the future of travel is connected, personalized and enjoyable. Our people's genuine, enduring motivation is to make every customer feel welcomed and cared for across every point of their journey with us.

Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Bogota, Boston, Detroit, Lima, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Santiago (Chile), Sao Paulo, Seattle, Seoul-Incheon and Tokyo.

As the leading global airline, Delta's mission to connect the world creates opportunities, fosters understanding and expands horizons by connecting people and communities to each other and to their own potential.

A founding member of the SkyTeam alliance and powered by innovative and strategic partnerships throughout the world with Aeromexico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide. Delta’s premium product line is elevated by its unique partnership with Wheels Up Experience.

Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people. In addition to the awards from J.D. Power and Cirium, Delta has been recognized as the World’s Most Admired Airline and one of the Best 100 Companies to Work For according to Fortune; the top carrier for business travelers by Business Travel News; and best U.S. airline by Forbes Travel Guide’s Verified Air Travel Awards. In addition, Delta has been named to the Civic 50 by Points of Light as one of the most community minded companies in the U.S. and the best U.S. airline by the Points Guy for the past seven years.

Forward Looking Statements
Statements made in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments or strategies for the future, should be considered “forward-looking statements” under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees or promised outcomes and should not be construed as such. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections, goals, aspirations, commitments and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the possible effects of serious accidents involving our aircraft or aircraft of our airline partners; breaches or lapses in the security of technology systems we use and rely on, which could compromise the data stored within them, as well as failure to comply with evolving global privacy and security regulatory obligations or adequately address increasing customer focus on privacy issues and data security; disruptions in our information technology infrastructure; our dependence on technology in our operations; increases in the cost of aircraft fuel; extended disruptions in the supply of aircraft fuel, including from Monroe Energy, LLC (“Monroe”), a wholly-owned subsidiary of Delta that operates the Trainer refinery; failure to receive the expected results or returns from our commercial relationships with airlines in other parts of the world and the investments we have in certain of those airlines; the effects of a significant disruption in the operations or performance of third parties on which we rely; failure to comply with the financial and other covenants in our financing agreements; labor-related disruptions; the effects on our business of seasonality and other factors beyond our control, such as changes in value in our equity investments, severe weather conditions, natural disasters or other environmental events, including from the impact of climate change; failure or inability of insurance to cover a significant liability at Monroe’s refinery; failure to comply with existing and future environmental regulations to which Monroe’s refinery operations are subject, including costs related to compliance with renewable fuel standard regulations; significant damage to our reputation and brand, including from exposure to significant adverse publicity or inability to achieve certain sustainability goals; our ability to retain senior management and other key employees, and to maintain our company culture; disease outbreaks or other public health threats, and measures implemented to combat them; the effects of terrorist attacks, geopolitical conflict or security events; competitive conditions in the airline industry; extended interruptions or disruptions in service at major airports at which we operate or significant problems associated with types of aircraft or engines we operate; the effects of extensive regulatory and legal compliance requirements we are subject to; the impact of environmental regulation, including but not limited to regulation of hazardous substances, increased regulation to reduce emissions and other risks associated with climate change, and the cost of compliance with more stringent environmental regulations; and unfavorable economic or political conditions in the markets in which we operate or volatility in currency exchange rates.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission (SEC) filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other filings filed with the SEC from time to time. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of the date of this press release, and which we undertake no obligation to update except to the extent required by law.

DELTA AIR LINES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
(in millions, except per share data)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Operating Revenue:
Passenger	$12,916	$12,815	$101	1%	$51,768	$50,894	$874	2%
Cargo	246	249	(3)	(1)%	900	822	78	9%
Other	2,841	2,495	346	14%	10,696	9,927	769	8%
Total operating revenue	16,003	15,559	444	3%	63,364	61,643	1,721	3%

Operating Expense:
Salaries and related costs	4,592	4,127	465	11%	17,520	16,161	1,359	8%
Aircraft fuel and related taxes	2,380	2,409	(29)	(1)%	9,819	10,566	(747)	(7)%
Ancillary businesses and refinery	1,604	1,333	271	20%	5,987	5,416	571	11%
Contracted services	1,175	1,094	81	7%	4,617	4,228	389	9%
Landing fees and other rents	914	803	111	14%	3,564	3,150	414	13%
Regional carrier expense	640	598	42	7%	2,553	2,328	225	10%
Passenger commissions and other selling expenses	616	620	(4)	(1)%	2,485	2,485	—	—%
Depreciation and amortization	620	635	(15)	(2)%	2,443	2,513	(70)	(3)%
Aircraft maintenance materials and outside repairs	528	626	(98)	(16)%	2,432	2,616	(184)	(7)%
Passenger service	458	449	9	2%	1,855	1,788	67	4%
Profit sharing	351	425	(74)	(17)%	1,337	1,389	(52)	(4)%
Aircraft rent	134	137	(3)	(2)%	542	548	(6)	(1)%
Other	524	586	(62)	(11)%	2,388	2,460	(72)	(3)%
Total operating expense	14,536	13,842	694	5%	57,542	55,648	1,894	3%

Operating Income	1,467	1,717	(250)	(15)%	5,822	5,995	(173)	(3)%

Non-Operating Income/(Expense):
Interest expense, net	(157)	(181)	24	(13)%	(679)	(747)	68	(9)%
Gain/(loss) on investments, net	205	(247)	452	NM	1,212	(319)	1,531	NM
Loss on extinguishment of debt	—	(3)	3	NM	(26)	(39)	13	(33)%
Miscellaneous, net	(2)	(85)	83	(98)%	(144)	(232)	88	(38)%
Total non-operating income/(expense), net	46	(516)	562	NM	363	(1,337)	1,700	NM

Income Before Income Taxes	1,513	1,201	312	26%	6,185	4,658	1,527	33%

Income Tax Provision	(294)	(358)	64	(18)%	(1,180)	(1,201)	21	(2)%

Net Income	$1,219	$843	$376	45%	$5,005	$3,457	$1,548	45%

Basic Earnings Per Share	$1.88	$1.31			$7.72	$5.39
Diluted Earnings Per Share	$1.86	$1.29			$7.66	$5.33

Basic Weighted Average Shares Outstanding	649	642			648	641
Diluted Weighted Average Shares Outstanding	656	652			654	648

DELTA AIR LINES, INC.
Passenger Revenue
(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
(in millions)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Ticket - Main cabin	$5,620	$6,047	$(427)	(7)%	$23,391	$24,497	$(1,106)	(5)%
Ticket - Premium products	5,695	5,222	473	9%	22,097	20,599	1,498	7%
Loyalty travel awards	1,096	1,043	53	5%	4,237	3,841	396	10%
Travel-related services	505	503	2	—%	2,043	1,957	86	4%
Passenger revenue	$12,916	$12,815	$101	1%	$51,768	$50,894	$874	2%

DELTA AIR LINES, INC.
Other Revenue
(Unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
(in millions)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Refinery	$1,397	$1,122	$275	25%	$5,077	$4,642	$435	9%
Loyalty program	854	846	8	1%	3,362	3,297	65	2%
Ancillary businesses	227	218	9	4%	937	772	165	21%
Miscellaneous	363	310	53	17%	1,320	1,216	104	9%
Other revenue	$2,841	$2,495	$346	14%	$10,696	$9,927	$769	8%

DELTA AIR LINES, INC.
Total Revenue
(Unaudited)

		Increase (Decrease)
		4Q25 vs 4Q24
Revenue	4Q25 ($M)	Change	Unit Revenue	Yield	Capacity
Domestic	$9,210	—%	—%	2%	1%
Atlantic	2,048	4%	—%	2%	4%
Latin America	933	(5)%	(2)%	—%	(3)%
Pacific	724	10%	4%	(1)%	5%
Passenger Revenue	$12,916	1%	—%	2%	1%
Cargo Revenue	246	(1)%
Other Revenue	2,841	14%
Total Revenue	$16,003	3%	2%
Third Party Refinery Sales	(1,397)
Total Revenue, adjusted	$14,606	1.2%	(0.1)%

DELTA AIR LINES, INC.
Statistical Summary
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2025	2024	Change	2025	2024	Change
Revenue passenger miles (millions)	59,861	60,387	(1)%	249,578	246,145	1%
Available seat miles (millions)	72,946	72,035	1.3%	298,045	288,394	3%
Passenger mile yield (cents)	21.58	21.22	2%	20.74	20.68	—%
Passenger revenue per available seat mile (cents)	17.71	17.79	—%	17.37	17.65	(2)%
Total revenue per available seat mile (cents)	21.94	21.60	2%	21.26	21.37	(1)%
TRASM, adjusted - see Note A (cents)	20.02	20.04	(0.1)%	19.56	19.76	(1)%
Cost per available seat mile (cents)	19.93	19.22	4%	19.31	19.30	—%
CASM-Ex - see Note A (cents)	14.27	13.72	4.0%	13.86	13.54	2.4%
Passenger load factor	82%	84%	(2) pts	84%	85%	(1) pt
Fuel gallons consumed (millions)	1,043	1,021	2%	4,269	4,114	4%
Average price per fuel gallon	$2.28	$2.36	(3)%	$2.30	$2.57	(10)%
Average price per fuel gallon, adjusted - see Note A	$2.28	$2.34	(3)%	$2.30	$2.56	(10)%

DELTA AIR LINES, INC.
Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	December 31,
(in millions)	2025	2024
Cash Flows From Operating Activities:
Net income	$1,219	$843
Depreciation and amortization	620	635
(Gain) loss on fair value investments	(216)	242
Change in receivables	810	273
Changes in air traffic liability	(1,008)	(1,208)
Changes in profit sharing	351	425
Changes in balance sheet and other, net	484	684
Net cash provided by operating activities	2,260	1,894

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(609)	(970)
Ground property and equipment, including technology	(299)	(340)
Acquisition of strategic investments	(276)	—
Other, net	456	141
Net cash used in investing activities	(728)	(1,169)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(895)	(1,542)
Cash dividends	(122)	(96)
Other, net	16	49
Net cash used in financing activities	(1,001)	(1,590)

Net Increase/(Decrease) in Cash, Cash Equivalents and Restricted Cash Equivalents	531	(865)
Cash, cash equivalents and restricted cash equivalents at beginning of period	3,970	4,286
Cash, cash equivalents and restricted cash equivalents at end of period	$4,501	$3,421

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$4,310	$3,069
Restricted cash included in prepaid expenses and other	135	168
Other assets:
Restricted cash included in other noncurrent assets	56	184
Total cash, cash equivalents and restricted cash equivalents	$4,501	$3,421

DELTA AIR LINES, INC.
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(in millions)	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$4,310	$3,069
Accounts receivable, net	2,850	3,224
Fuel, expendable parts and supplies inventories, net	1,601	1,428
Prepaid expenses and other	2,205	2,123
Total current assets	10,966	9,844

Property and Equipment, Net:
Property and equipment, net	39,743	37,595

Other Assets:
Operating lease right-of-use assets	6,244	6,644
Goodwill	9,753	9,753
Identifiable intangibles, net	5,966	5,975
Equity investments	4,222	2,846
Other noncurrent assets	4,291	2,715
Total other assets	30,476	27,933
Total assets	$81,185	$75,372

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$1,605	$2,175
Current maturities of operating leases	809	763
Air traffic liability	7,157	7,094
Accounts payable	5,226	4,650
Accrued salaries and related benefits	4,906	4,762
Loyalty program deferred revenue	4,876	4,314
Fuel card obligation	1,100	1,100
Other accrued liabilities	1,988	1,812
Total current liabilities	27,667	26,670

Noncurrent Liabilities:
Debt and finance leases	12,507	14,019
Noncurrent operating leases	5,353	5,814
Pension, postretirement and related benefits	3,156	3,144
Loyalty program deferred revenue	4,386	4,512
Deferred income taxes, net	3,369	2,176
Other noncurrent liabilities	3,994	3,744
Total noncurrent liabilities	32,765	33,409

Commitments and Contingencies

Stockholders' Equity:	20,753	15,293
Total liabilities and stockholders' equity	$81,185	$75,372

Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate exactly due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. Delta is not able to reconcile forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures that are made to provide comparability between the reported periods, if applicable, and for the reasons indicated below:

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

MTM adjustments on investments. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in certain companies, particularly those without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

MTM adjustments and settlements on hedges. MTM fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period, and therefore we remove this impact to allow investors to better understand and analyze our core performance. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt. Adjusting for these losses allows investors to better understand and analyze our core operational performance in the periods shown.

Realized gain on sale of investments. This adjustment relates to gains on the sale of investments generated in adjusted results that had previously been included in GAAP results. During the September and December 2024 quarters, we sold our investment in CLEAR. Adjusting for this gain allows investors to better understand and analyze our core operational performance in the periods shown.

Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted

	Three Months Ended			4Q25 vs 4Q24 % Change
(in millions)	December 31, 2025	March 31, 2025	December 31, 2024
Operating revenue	$16,003	$14,040	$15,559
Adjusted for:
Third-party refinery sales	(1,397)	(1,062)	(1,122)
Operating revenue, adjusted	$14,606	$12,978	$14,437	1.2%

	Year Ended		% Change
(in millions)	December 31, 2025	December 31, 2024
Operating revenue	$63,364	$61,643
Adjusted for:
Third-party refinery sales	(5,077)	(4,642)
Operating revenue, adjusted	$58,287	$57,001	2.3%

	Three Months Ended		% Change
	December 31, 2025	December 31, 2024
TRASM (cents)	21.94	21.60
Adjusted for:
Third-party refinery sales	(1.92)	(1.56)
TRASM, adjusted	20.02	20.04	(0.1)%

	Year Ended
	December 31, 2025	December 31, 2024
TRASM (cents)	21.26	21.37
Adjusted for:
Third-party refinery sales	(1.70)	(1.61)
TRASM, adjusted	19.56	19.76

Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Three Months Ended			Three Months Ended
	December 31, 2025			December 31, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,513	$(294)	$1,219	$1.86
Adjusted for:
MTM adjustments on investments	(205)
MTM adjustments and settlements on hedges	3
Non-GAAP	$1,311	$(297)	$1,015	$1.55

	Three Months Ended			Three Months Ended
	December 31, 2024			December 31, 2024
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,201	$(358)	$843	$1.29
Adjusted for:
MTM adjustments on investments	247
MTM adjustments and settlements on hedges	17
Loss on extinguishment of debt	3
Realized gain on sale of investments	98
Non-GAAP	$1,566	$(363)	$1,203	$1.85

	Year Ended			Year Ended
	December 31, 2025			December 31, 2025
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$6,185	$(1,180)	$5,005	$7.66
Adjusted for:
MTM adjustments on investments	(1,212)
MTM adjustments and settlements on hedges	(17)
Loss on extinguishment of debt	26
Non-GAAP	$4,981	$(1,179)	$3,802	$5.82

	Year Ended			Year Ended
	December 31, 2024			December 31, 2024
	Pre-Tax	Income	Net	Earnings
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$4,658	$(1,201)	$3,457	$5.33
Adjusted for:
MTM adjustments on investments	319
MTM adjustments and settlements on hedges	21
Loss on extinguishment of debt	39
Realized gain on sale of investments	164
Non-GAAP	$5,201	$(1,212)	$3,990	$6.16

Pre-Tax Margin, adjusted

	Three Months Ended
	December 31, 2025	December 31, 2024
Pre-tax margin	9.5%	7.7%
Adjusted for:
Third-party refinery sales	0.8	0.8
MTM adjustments on investments	(1.3)	1.6
MTM adjustments and settlements on hedges	—	0.1
Realized gain on sale of investments	—	0.6
Pre-tax margin, adjusted	9.0%	10.8%

	Year Ended
	December 31, 2025	December 31, 2024
Pre-tax margin	9.8%	7.6%
Adjusted for:
Third-party refinery sales	0.7	0.7
MTM adjustments on investments	(1.9)	0.5
Loss on extinguishment of debt	—	0.1
Realized gain on sale of investments	—	0.3
Pre-tax margin, adjusted	8.5%	9.1%

Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is also used internally as a component of our incentive compensation programs. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) pension plan contributions, (ii) net cash flows related to certain airport construction projects and (iii) strategic investments and related. These adjustments are made for the following reasons:

Pension plan contributions. Cash flows related to pension funding are included in our GAAP operating activities. We adjust to exclude these contributions to allow investors to understand the cash flows related to our core operations.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Strategic investments and related. Certain cash flows related to our investments in and related transactions with other airlines and associated companies are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Three Months Ended
(in millions)	December 31, 2025
Net cash provided by operating activities	$2,260
Net cash used in investing activities	(728)
Adjusted for:
Pension plan contributions	7
Net cash flows related to certain airport construction projects and other	(18)
Strategic investments and related	276
Free cash flow	$1,797

Year Ended
(in millions)	December 31, 2025
Net cash provided by operating activities	$8,342
Net cash used in investing activities	(4,186)
Adjusted for:
Pension plan contributions	70
Net cash flows related to certain airport construction projects and other	141
Strategic investments and related	276
Free cash flow	$4,643

Operating Income, adjusted

	Three Months Ended
(in millions)	December 31, 2025	December 31, 2024
Operating income	$1,467	$1,717
Adjusted for:
MTM adjustments and settlements on hedges	3	17
Operating income, adjusted	$1,470	$1,735

	Year Ended
(in millions)	December 31, 2025	December 31, 2024
Operating income	$5,822	$5,995
Adjusted for:
MTM adjustments and settlements on hedges	(17)	21
Operating income, adjusted	$5,804	$6,016

Operating Margin, adjusted

	Three Months Ended
	December 31, 2025	December 31, 2024
Operating margin	9.2%	11.0%
Adjusted for:
Third-party refinery sales	0.9	0.9
MTM adjustments and settlements on hedges	—	0.1
Operating margin, adjusted	10.1%	12.0%

	Year Ended
	December 31, 2025	December 31, 2024
Operating margin	9.2%	9.7%
Adjusted for:
Third-party refinery sales	0.8	0.8
Operating margin, adjusted	10.0%	10.6%

Operating Cash Flow, adjusted. We present operating cash flow, adjusted because management believes adjusting for the following item provides a more meaningful measure for investors:

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities. We adjust for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's operating cash flow that is core to our operations in the periods shown.

	Three Months Ended
(in millions)	December 31, 2025	December 31, 2024
Net cash provided by operating activities	$2,260	$1,894
Adjusted for:
Net cash flows related to certain airport construction projects and other	(48)	(111)
Operating cash flow, adjusted	$2,211	$1,782

	Year Ended
(in millions)	December 31, 2025	December 31, 2024
Net cash provided by operating activities	$8,342	$8,025
Adjusted for:
Net cash flows related to certain airport construction projects and other	(25)	(31)
Net cash provided by operating activities, adjusted	$8,316	$7,994

Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent ("EBITDAR"). We present adjusted debt to EBITDAR ("gross leverage") because management believes this metric is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes total operating lease liabilities (including fleet, ground and other) and sale-leaseback financing liabilities. We calculate EBITDAR by adding depreciation and amortization to operating income, adjusted and adjusting for the fixed portion of operating lease expense.

(in millions)	December 31, 2025	December 31, 2024
Debt and finance lease obligations	$14,113	$16,194
Plus: operating lease liabilities	6,162	6,564
Plus: sale-leaseback financing liabilities	1,779	1,835
Plus: unamortized discount/(premium) and debt issue cost, net and other	(6)	26
Adjusted debt	$22,047	$24,619

	Year Ended
(in millions)	December 31, 2025	December 31, 2024
GAAP operating income	$5,822	$5,995
Adjusted for:
MTM adjustments and settlements on hedges	(17)	21
Operating income, adjusted	5,804	6,016
Adjusted for:
Depreciation and amortization	2,443	2,513
Fixed portion of operating lease expense	979	974
EBITDAR	$9,226	$9,503

Adjusted Debt to EBITDAR	2.4x	2.6x

After-tax Return on Invested Capital ("ROIC"). We present after-tax return on invested capital as management believes this metric is helpful to investors in assessing the company's ability to generate returns using its invested capital. Return on invested capital is tax-effected adjusted operating income (using our effective tax rate for each respective period) divided by average adjusted invested capital. Average stockholders' equity and average adjusted gross debt are calculated using amounts as of the end of the current period and comparable period in the prior year. All adjustments to calculate ROIC are intended to provide a more meaningful comparison of our results to comparable companies.

Interest expense included in aircraft rent. This adjustment relates to interest expense related to operating lease transactions. Adjusting for these results allows investors to better understand our core operational performance in the periods shown as it neutralizes the effect of lease financing structure.

Year Ended
(in millions)	December 31, 2025
Operating income	$5,822
Adjusted for:
MTM adjustments and settlements on hedges	(17)
Interest expense included in aircraft rent	140
Adjusted operating income	$5,944
Tax effect	(1,404)
Tax-effected adjusted operating income	$4,540

Average stockholders' equity	$18,023
Average adjusted gross debt	19,949
Average adjusted invested capital	$37,972

After-tax Return on Invested Capital	12.0%

Adjusted Non-Fuel Cost and Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex")

We adjust operating expense and CASM for certain items described above, as well as the following items and reasons described below:

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to better understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

As described above, beginning in the March quarter 2026, we will also adjust CASM for the following item:

MRO expense. We adjust for MRO expenses because this adjustment allows investors to better understand and analyze the airline's recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Three Months Ended
(in millions)	December 31, 2025
Operating expense	$14,536
Adjusted for:
Aircraft fuel and related taxes	(2,380)
Third-party refinery sales	(1,397)
Profit sharing	(351)
Non-Fuel Cost	$10,408

Year Ended
(in millions)	December 31, 2025
Operating Expense	$57,542
Adjusted for:
Aircraft fuel and related taxes	(9,819)
Third-party refinery sales	(5,077)
Profit sharing	(1,337)
Non-Fuel Cost	$41,310

	Three Months Ended			4Q25 vs 4Q24 % Change
	December 31, 2025	March 31, 2025	December 31, 2024
CASM (cents)	19.93	19.69	19.22
Adjusted for:
Aircraft fuel and related taxes	(3.26)	(3.52)	(3.34)
Third-party refinery sales	(1.92)	(1.55)	(1.56)
Profit sharing	(0.48)	(0.18)	(0.59)
CASM-Ex	14.27	14.44	13.72	4.0%
MRO expense		(0.20)
CASM-Ex, excluding MRO expense		14.23

	Year Ended		% Change
	December 31, 2025	December 31, 2024
CASM (cents)	19.31	19.30
Adjusted for:
Aircraft fuel and related taxes	(3.29)	(3.66)
Third-party refinery sales	(1.70)	(1.61)
Profit sharing	(0.45)	(0.48)
CASM-Ex	13.86	13.54	2.4%
MRO expense	(0.25)	(0.21)
CASM-Ex, excluding MRO expense	13.61	13.33	2.1%

Operating revenue, adjusted related to premium products and diverse revenue streams

	Three Months Ended		% Change
(in millions)	December 31, 2025	December 31, 2024
Operating revenue	$16,003	$15,559
Adjusted for:
Third-party refinery sales	(1,397)	(1,122)
Operating revenue, adjusted	$14,606	$14,437
Less: main cabin revenue	(5,620)	(6,047)
Operating revenue, adjusted related to premium products and diverse revenue streams	$8,986	$8,390	7%

	Year Ended		% Change
(in millions)	December 31, 2025	December 31, 2024
Operating revenue	$63,364	$61,643
Adjusted for:
Third-party refinery sales	(5,077)	(4,642)
Operating revenue, adjusted	$58,287	$57,001
Less: main cabin revenue	(23,391)	(24,497)
Operating revenue, adjusted related to premium products and diverse revenue streams	$34,896	$32,504	7%
Percent of operating revenue, adjusted related to premium products and diverse revenue streams	60%	57%

Operating Expense, adjusted

	Three Months Ended
(in millions)	December 31, 2025	December 31, 2024
Operating expense	$14,536	$13,842
Adjusted for:
Third-party refinery sales	(1,397)	(1,122)
MTM adjustments and settlements on hedges	(3)	(17)
Operating expense, adjusted	$13,135	$12,702

	Year Ended
(in millions)	December 31, 2025	December 31, 2024
Operating expense	$57,542	$55,648
Adjusted for:
Third-party refinery sales	(5,077)	(4,642)
MTM adjustments and settlements on hedges	17	(21)
Operating expense, adjusted	$52,483	$50,985

Total fuel expense, adjusted and Average fuel price per gallon, adjusted

				Average Price Per Gallon
	Three Months Ended			Three Months Ended
	December 31,	December 31,	% Change	December 31,	December 31,	% Change
(in millions, except per gallon data)	2025	2024		2025	2024
Total fuel expense	$2,380	$2,409		$2.28	$2.36
Adjusted for:
MTM adjustments and settlements on hedges	(3)	(17)		—	(0.02)
Total fuel expense, adjusted	$2,377	$2,391	(1)%	$2.28	$2.34	(3)%

				Average Price Per Gallon
	Year Ended			Year Ended
	December 31,	December 31,	% Change	December 31,	December 31,	% Change
(in millions, except per gallon data)	2025	2024		2025	2024
Total fuel expense	$9,819	$10,566		$2.30	$2.57
Adjusted for:
MTM adjustments and settlements on hedges	17	(21)		—	(0.01)
Total fuel expense, adjusted	$9,836	$10,544	(7)%	$2.30	$2.56	(10)%

Gross Capital Expenditures. We adjust capital expenditures for the following item to determine gross capital expenditures for the reason described below:

Net cash flows related to certain airport construction projects. Cash flows related to certain airport construction projects are included in capital expenditures. We adjust for these items because management believes investors should be informed that a portion of these capital expenditures from airport construction projects are either funded with restricted cash specific to these projects or reimbursed by a third party.

	Three Months Ended
(in millions)	December 31, 2025	December 31, 2024
Flight equipment, including advance payments	$609	$970
Ground property and equipment, including technology	299	340
Adjusted for:
Net cash flows related to certain airport construction projects	(30)	(73)
Gross capital expenditures	$877	$1,238

	Year Ended
(in millions)	December 31, 2025	December 31, 2024
Flight equipment, including advance payments	$3,521	$3,914
Ground property and equipment, including technology	978	1,226
Adjusted for:
Net cash flows related to certain airport construction projects	(167)	(306)
Gross capital expenditures	$4,333	$4,834

Adjusted Net Debt. We use adjusted gross debt, including fleet operating lease liabilities (comprised of aircraft and engine leases and regional aircraft leases embedded within our capacity purchase agreements) and unfunded pension liabilities (if applicable), in addition to adjusted debt and finance leases, to present estimated financial obligations. We reduce adjusted total debt by cash, cash equivalents, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	December 31, 2025	December 31, 2024	$ Change
Debt and finance lease obligations	$14,113	$16,194
Plus: sale-leaseback financing liabilities	1,779	1,835
Plus: unamortized discount/(premium) and debt issue cost, net and other	(6)	26
Adjusted debt and finance lease obligations	$15,885	$18,055
Plus: fleet operating lease liabilities	2,780	3,178
Adjusted gross debt	$18,665	$21,234
Less: cash and cash equivalents	(4,310)	(3,069)
Less: LGA restricted cash	(56)	(184)
Adjusted net debt	$14,300	$17,980	$(3,680)